Exhibit 99.1



Comdial Corporation
106 Cattlemen Road
Sarasota, FL 34232
Telephone (941) 922-3800
Facsimile (941) 925-7989


Contact: Paul K. Suijk
(941) 922-3800


FOR IMMEDIATE RELEASE
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                   COMDIAL RECEIVES NASDAQ STAFF DETERMINATION


      SARASOTA, FL. - JULY 30, 2002 - Comdial Corporation (Nasdaq: CMDL, the "Company"), a leading developer and provider of enterprise telecommunications solutions, received a Nasdaq Staff Determination on July 24, 2002 citing the Company's lack of compliance with the shareholder approval requirements set forth in Nasdaq Marketplace Rules 4350(i)1(D)(ii) and 4350(i)(1)(A) arising from its failure to obtain shareholder approval prior to the previously announced bridge financing by ComVest Venture Partners, LP ("ComVest") and Nickolas A. Branica, the Company's chief executive officer and director. The Staff Determination also raised public interest concerns, in accordance with Nasdaq Marketplace Rules 4300 and 4330(a)(3), in light of the failure to receive the aforementioned shareholder approval, as well as the extraordinary potential dilution to existing shareholders resulting from the bridge financing. The Staff Determination stated that the Company's common stock is subject to delisting from the Nasdaq SmallCap Market based on the foregoing, and invited the Company to submit a written response no later than July 31, 2002. The Company intends to submit such a response, but there can be no assurance the Panel will grant the Company's request for continued listing. The Staff Determination also stated that the Panel will make its determination with respect to the Company's listing upon the earlier of receipt of the Company's submission or the close of business on July 31, 2002. In the event of a delisting, the Common Stock may be eligible to be traded on the NASD's OTC-BB provided that the Company is current in its filings under the Securities Exchange Act of 1934 at such time.

      The Company was previously advised by Nasdaq that the Common Stock must attain a closing bid price of at least $1.00 per share on or prior to August 26, 2002 and must maintain such closing bid price for a minimum of ten consecutive trading days thereafter. The closing price of the Common Stock as of July 26, 2002 was $0.24. If the Company fails to attain such minimum bid price, the Common


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Stock will likely be delisted on or shortly after August 26, 2002. In addition to the foregoing, the Company is presently not in compliance with the Nasdaq Marketplace Rules which require companies to maintain an Audit Committee comprised of at least three independent directors.


ABOUT COMDIAL

Comdial Corporation, headquartered in Sarasota, Florida, develops and markets sophisticated communications solutions for small to mid-sized offices, government, and other organizations. Comdial offers a broad range of solutions to enhance the productivity of businesses, including voice switching systems, voice over IP (VoIP), voice processing and computer telephony integration solutions. For more information about Comdial and its communications solutions, please visit our web site at www.comdial.com.


FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation's ability to obtain additional funding for its business, its ability to maintain its listing on the Nasdaq SmallCap Market, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to meets its obligations to its suppliers and its lenders, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcomes of pending disputes or litigation and the various other factors set forth from time to time in Comdial's filings with the SEC, including but not limited to Comdial's most recent Form 10-K and Form 10-Q. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


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